Exhibit 4.4

FORTREA HOLDINGS INC.
DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of the capital stock of Fortrea Holdings Inc. (“Fortrea,” the “Company,” “we,” “our,” and “us”) and certain provisions of our amended and restated certificate of incorporation (“Certificate of Incorporation”) and our amended and restated bylaws (“Bylaws”). The summaries and descriptions below do not purport to be complete statements of the rights and preferences of such securities and are qualified in their entirety by reference to our Certificate of Incorporation and our Bylaws and applicable provisions of the Delaware General Corporation Law (the “DGCL”).

General

Our authorized capital stock consists of 265,000,000 shares of common stock, par value $0.001 per share, and 30,000,000 shares of preferred stock, par value $0.001 per share.

Dividends on Capital Stock

Our board of directors may declare and pay dividends on our common stock out of funds legally available for that purpose, subject to the rights of holders of preferred stock.

Common Stock

The holders of our common stock are entitled to one vote for each share held. When a quorum is present at any meeting of stockholders and except as otherwise provided by law, the Certificate of Incorporation, the Bylaws or in a Preferred Stock Designation (as defined in the Bylaws), the affirmative vote of a majority of the shares present in person or represented by proxy at a meeting of stockholders and entitled to vote on the matter will be the act of the stockholders with respect to all matters other than the election of directors. A majority of the votes cast at any meeting for the election of directors at which a quorum is present shall elect directors, where a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election.

Upon liquidation, the holders of our common stock are entitled to share ratably in the assets available for distribution to stockholders after satisfaction of any liquidation preferences of any outstanding preferred stock. The issuance of any shares of any series of preferred stock in future financings, acquisitions, or otherwise may result in dilution of voting power and relative equity interest of the holders of shares of our common stock and will subject our common stock to the prior dividend and liquidation rights of the outstanding shares of the series of preferred stock.

Our common stock has no conversion rights nor are there any redemption or sinking fund provisions with respect to the common stock. Holders of our common stock have no pre-emptive right to subscribe for or purchase any additional stock or securities of Fortrea.

Preferred Stock

At the direction of our board of directors, without any action by the holders of our common stock, we may issue one or more series of preferred stock from time to time. Our board of directors can determine: the number of shares of any series of preferred stock and the designation to distinguish the shares of such series from the shares of all other series; the voting powers, if any, and whether such voting powers are full or limited in such series; the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid; whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series; the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company; the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto; the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity; the provisions, if any, of a sinking fund applicable to such series; and any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions.

Provisions of Our Certificate of Incorporation and Bylaws, and Delaware Law, That May Have an Anti-Takeover Effect

Certain provisions of our Certificate of Incorporation and Bylaws, and Delaware law described in this section, may be deemed to have anti-takeover effects. These provisions may discourage or make more difficult an attempt by a stockholder or other entity to acquire control of Fortrea. These provisions may also make more difficult an attempt by a stockholder or other entity to remove management. Specifically, our governing documents will:

•authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to thwart a takeover attempt;

•until the annual meeting of stockholders to be held in 2028, provide for the division of our board of directors into three classes serving staggered three-year terms, with one class being elected each year, which may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of our board of directors;

•not permit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•provide that vacancies on our board of directors, including newly-created directorships, may be filled only by a majority vote of directors then in office;

•prohibit stockholders from nominating director candidates for inclusion in proxy material;

•prohibit stockholders from calling special meetings of stockholders;

•prohibit stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders;

•establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•until the annual meeting of stockholders to be held in 2028, require the approval of holders of at least seventy-five percent (75%) of the outstanding shares of our common stock, voting together as a single class, to amend certain provisions of our Bylaws and certain provisions of our Certificate of Incorporation.

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the person became an interested stockholder, unless:

•prior to the time that the person became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding, for the purpose of determining the number of shares outstanding, those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•at or subsequent to the time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the corporation’s outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales, or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

Market Listing

Our common stock is traded on NASDAQ and is quoted under the symbol “FTRE.”

Transfer Agent, Distribution Agent, and Registrar

American Stock Transfer & Trust Company is the transfer agent, distribution agent, and registrar for our common stock.